Seven Arts Entertainment Inc. Announces The Company Has Appointed Candace Wernick As The Company's Chief Financial Officer

LOS ANGELES, July 18, 2013 /PRNewswire/ -- Seven Arts Entertainment Inc. (OTCQB: SAPX) ("Seven Arts" or the "Company") announced today that effective July 15, 2013, the Board of Directors of the Company appointed Candace Wernick as the Company's Chief Financial Officer. Ms. Wernick will also be appointed as a director of the Company upon the resignation of an existing director to be completed shortly. Ms. Wernick will also serve as the Company's principal financial officer and principal accounting officer. Ms. Elaine New has resigned as the Company's Chief Financial Officer but will remain as a director of the Company. The appointment of Ms. Wernick and the resignation of Ms. New results from the Company's decision to move its accounting operations to Los Angeles and to close its office in the United Kingdom to reduce overhead costs.

The Company's Board of Directors also approved an employment agreement with Ms. Wernick, which is effective as of July 15, 2013 and supersedes the terms of her existing employment arrangement with the Company. The employment agreement with Ms. Wernick is for a term of one year, commencing July 15, 2013, and will renew automatically for one-year terms unless Ms. Wernick or the Company provides prior notice of non-renewal of the agreement.

Ms. Wernick was in public accounting for 19 years with Stonefield Josephson, Inc., which merged with Marcum LLP. Ms. Wernick was an audit partner for 10 years, specializing in media and entertainment, technology, and manufacturing of both SEC reporting and private companies. Ms. Wernick provided technical research and consulting services in the firm and ended her tenure in the firm's Assurance Quality Control department. Since October 2011 Ms. Wernick has been providing consulting services to various SEC reporting companies, or companies in the process of becoming reporting companies, regarding US GAAP or SEC Reporting technical issues. Ms. Wernick has also been providing engagement quality review services and technical support to several audit firms.

Kate Hoffman, acting CEO, stated: "As the final step in Seven Arts transition from the UK to the US, we are thrilled to have Candace Wernick join our team. Her extensive technical expertise in US GAAP and SEC reporting and problem solving skills will be invaluable as we continue to streamline operations and cut our overhead."

About Seven Arts Entertainment Inc.:
Seven Arts Entertainment Inc. was founded in 2002 as an independent motion picture production and distribution company engaged in the development, acquisition, financing, production and licensing of theatrical motion pictures for exhibition in domestic (i.e., the United States and Canada) and foreign theatrical markets, and for subsequent worldwide release in other forms of media, including home video and pay and free television.

Cautionary Information Regarding Forward-Looking Statements.
Forward-looking statements contained in this press release are made under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from the anticipated. The information contained in this release is as of July 17, 2013. Seven Arts assumes no obligation to update forward-looking statements contained in this release as the result of new information or future events or developments.

Contact:
Seven Arts Entertainment, Inc.
Peter Hoffman
(323) 372-3080
phoffman@7artspictures.com